                                                                    Exhibit 99.1

[JLG Logo]
JLG INDUSTRIES, INC.                                              PRESS RELEASE
1 JLG Drive                                               FOR IMMEDIATE RELEASE
McConnellsburg, PA 17233-9533
Telephone (717) 485-5161                                 CONTACT:  JUNA ROWLAND
Fax (717) 485-6417                    DIRECTOR - CORPORATE & INVESTOR RELATIONS
www.jlg.com                                          (240) 313-1816, ir@jlg.com

                       JLG ANNOUNCES FIRST QUARTER RESULTS

         MCCONNELLSBURG, PA, NOVEMBER 21, 2002 - JLG Industries, Inc. (NYSE:
JLG) today announced results for its fiscal 2003 first quarter ended October 31, 2002 with consolidated revenues of $160 million compared to prior year revenues of $156 million. Net income was $329 thousand or $0.01 per diluted share compared with net income for the first quarter of fiscal 2002 of $2.4 million or $0.06 per diluted share, excluding the cumulative effect of change in accounting principle. Selling and administrative expenses was reduced seven percent year-on-year.

         "With no strong signs of non-residential construction recovery in the near term, our larger rental customers continue to focus on improving operations and deferring capital spending," stated Bill Lasky, Chairman of the Board, President and Chief Executive Officer. "In spite of this, JLG's revenues for the quarter were comparable to last year and operating income was improved. The Machinery segment, representing new equipment sales, showed improved profitability, up 65 percent from last year. However, continuing soft used equipment pricing contributed to a 32 percent reduction in profits from Equipment Services operations. Also affecting earnings was the $1.5 million deferred profit from a sale-leaseback transaction in the last year's first quarter that was not repeated in the current quarter, an increase in bad debt expense of $1.0 million, and increased foreign exchange losses."

BUSINESS OVERVIEW - CONSOLIDATED REVENUES

                                                                             Three Months Ended
                                                                                 October 31,
PRODUCT GROUP REVENUES                                                       2002            2001
                                                                             ----            ----
   Aerial work platforms                                                   $ 91,313        $102,367
   Telehandlers                                                              27,602          14,104
   Excavators                                                                 5,631          12,567
   After-sales service and support, including parts sales, and used
     and reconditioned equipment sales                                       29,842          21,168
   Financial products                                                         4,390           3,149
   Rentals                                                                    1,709           2,807
                                                                           --------        --------
                                                                           $160,487        $156,162
                                                                           ========        ========
GEOGRAPHIC REVENUES
   United States                                                           $117,350        $107,422
   Europe                                                                    31,248          39,086
   Other international                                                       11,889           9,654
                                                                           --------        --------
                                                                           $160,487        $156,162
                                                                           ========        ========

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
JLG Industries, Inc. - page 2


         Total revenues were $160 million, up three percent above last year's first quarter principally due to strengthening of telehandler sales in both North America and Europe. On a geographic basis, U.S. revenues were $117 million, a nine percent improvement from the year-ago level of $107 million mainly due to increased sales of telehandlers. European revenues were $31 million, a 20 percent decline, reflecting economic pressures in that region.

         Worldwide aerial work platform revenues were $91.3 million, 11 percent lower quarter-over-quarter, primarily due to lower sales volumes affected by economic pressures in North America and in Europe, offset in part by stronger sales in other international regions. Telehandler revenues at $27.6 million were almost double year-ago levels reflecting share gains from new products, particularly the all-wheel steer and European-design telehandler families. After-sales service and support revenues increased 41 percent on a worldwide basis, led by stronger parts and service revenues and increased sales of used equipment.

         Commenting on revenues for the quarter, Bill Lasky said, "We are encouraged by the dedication of our research and development efforts that consistently deliver a steady stream of innovative products. Over the years, JLG products have been consistently recognized by industry-leading publications. Most recently, JLG received Compliance Magazine's `Commitment to Worker Safety Award' for our new fall arrest feature on the Model 740AJ boom lift. The vertical lift Model 20DVL was named as a `Product of the Year' finalist by Plant Engineering, and the JLG Transformer machine and Work Stations in the Sky won Construction Equipment's `Top 100 Product Award.' These types of awards reinforce JLG's commitment to industry-leading products.

         "Additionally, we have successfully introduced JLG brand products into both the all-wheel steer telehandler market segment in North America and the larger telehandler market in Europe. Although we continue to gain market share, the aerial work platform business remains affected by economic pressures in North America and in Europe. In other international regions, notably the Asia/Pacific Rim area, aerial sales improved 23 percent."

         Excavator revenues were $5.6 million, 55 percent lower than the year-ago quarter due to softness in the U.S. construction market and reduced state and municipal budgets.


BUSINESS OVERVIEW - JLG EQUIPMENT OPERATIONS WITH ACCESS FINANCIAL SOLUTIONS ON AN EQUITY BASIS

         Adjusted for last year's deferred profit of $1.5 million on a sale-leaseback transaction of rental fleet machines, manufacturing profit margin was 15.9 percent versus 16.5 percent for the prior year period. Contributing to the decline were: higher sales of used equipment, primarily trade-ins of older non-JLG brand


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

JLG Industries, Inc. - page 3


machines, resulting in a $1.9 million impact versus last year; $3 million in increased product costs as a result of production variances generated in last year's fourth quarter and amortized in the current quarter, consisting of under-absorbed overhead and higher labor costs associated with the start-up of the Belgium facility and transfer of the telehandler line to our McConnellsburg facility. These are partly offset by a $1.8 million favourable product mix mainly as a result of new product introductions.

         Operating margin improved to 2.9 percent compared to 1.9 percent last year, again as adjusted for the prior year deferred profit on a sale-leaseback transaction. This primarily reflects a $2.6 million reduction in selling and administrative expenses quarter-over-quarter, partly offset by a $0.7 million increase in bad debt expense.

         Interest expense was roughly comparable to last year, reflecting increased rates on the senior subordinated debt offset by lower debt levels and short-term rates. The net impact of currency was a negative $1.5 million, primarily attributable to the strengthening of the U.S. dollar against the Euro and Australian dollar. This includes the net effect of currency on sales and exchange gains or losses reported in the miscellaneous net category.

BUSINESS OVERVIEW - ACCESS FINANCIAL SOLUTIONS OPERATIONS

         Access Financial Solutions continues to contribute solidly to the overall profitability of JLG Industries. Revenues from financial products were $4.4 million, a 39 percent increase from the year-ago quarter principally due to income received on pledged finance receivables and passed on to syndication partners in the form of interest expense on limited recourse debt. The non-monetized finance receivable portfolio at quarter end was $99.8 million, a decrease of 22 percent from last year's $128 million. Administrative and other expenses increased $0.2 million due primarily to an increase in bad debt expense. No monetization transactions were completed during the first quarter, however, these activities continue to be on track for completion in subsequent quarters.

BUSINESS OVERVIEW - CONSOLIDATED BALANCE SHEET

         Trade working capital, at $282 million, was $14 million lower than a year ago, but $17 million higher on a sequential quarter basis. Finance receivables increased resulting in a $28 million use of cash during the quarter. Accounts receivable days sales outstanding remained relatively constant year-over-year and decreased by 14 days on a sequential quarter basis.

         Inventories were $5.3 million lower year-over-year but $12.5 million above fiscal 2002 year-end levels resulting in annualized inventory turns of 3.5 versus 3.0 for the year-ago period. Domestic finished goods and used equipment inventories decreased in the first quarter compared to the same period last year. International finished goods increased due to lower than expected sales volume. Raw materials and work-in-process increased year over year reflecting the introduction of new products in Europe and North America and the transfer of telehandler production to McConnellsburg.

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

JLG Industries, Inc. - page 4


         Trade accounts payable of $96 million increased by $12 million from the prior year quarter and decreased $33 million from year-end reflecting timing of payments at quarter-ends. Days payable outstanding at 59 days was down from 67 days at the end of fiscal 2002 and down slightly from the year-ago quarter level of 60 days.

                                                                      Three Months Ended
                                                                          October 31,
FREE CASH FLOW (IN THOUSANDS)                                         2002           2001
--------------------------------------------------------------------------------------------
   Cash flow from net income plus non-cash charges                 $  10,011        $ 7,954
   Accounts receivable (1)                                            27,274         43,434
   Inventory                                                         (12,266)         6,612
   Finance receivables (2)                                           (31,735)         3,468
   Accounts payable                                                  (33,010)         6,832
   Other assets and liabilities                                      (13,284)        (8,693)
   Purchases of PP&E                                                  (1,650)        (3,293)
   Proceeds from sale of PP&E                                              3            111
   Purchases of equipment held for rental                             (3,624)       (10,402)
   Proceeds from sales of equipment held for rental                    2,505          2,513
   Other (1)                                                           1,404          8,016
--------------------------------------------------------------------------------------------
   Free cash flow                                                   $(54,372)       $56,552
============================================================================================

     (1) Includes changes in accounts receivable securitization and other off-balance sheet debt.

     (2) Excludes pledged receivable monetization.



NET DEBT COMPARISON (IN MILLIONS)

                                                                                                         First
                                                       October      July      October      Annual       Quarter
                                                         2002       2002        2001       Change       Change
----------------------------------------------------------------------------------------------------------------
   Bank debt/senior subordinated notes                  $253.9     $191.7      $255.2     $ (1.3)       $ 62.2
   AFS limited recourse debt                              83.2       87.6          --       83.2          (4.4)
   Accounts receivable securitization *                     --         --        45.8      (45.8)           --
   Rental fleet lease *                                    4.5        5.6        11.2       (6.7)         (1.1)
   Equipment leases *                                      7.4        7.8         8.9       (1.5)         (0.4)
----------------------------------------------------------------------------------------------------------------
   Gross debt                                            349.0      292.7       321.1       27.9          56.3
   Less cash                                              10.2        6.2         9.2       (1.0)         (4.0)
   Less AFS limited recourse debt                         83.2       87.6          --      (83.2)          4.4
----------------------------------------------------------------------------------------------------------------
   Net debt                                             $255.6     $198.9      $311.9     $(56.3)       $ 56.7
================================================================================================================

         * Off-balance sheet financing.

         The Company continues to consider off-balance sheet financing as part of its net debt calculation including the rental fleet lease, a sale-leaseback transaction completed in fiscal 2001 and certain equipment leases, representing various leases for equipment primarily in its Shippensburg, Pennsylvania facility. Debt-to-total capitalization ratio, including the effect of the goodwill write-off, of 53 percent compared to 49 percent for last

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
JLG Industries, Inc. - page 5


year's first quarter-end and 46 percent at year-end. Excluding the goodwill write-off, debt-to-total capitalization was 43 percent for the first quarter versus 37 percent for the fourth quarter of fiscal 2002.

         "Our debt-to-total capitalization remains within our target range of 35 to 45 percent, if you add the goodwill write-off back into the calculation," commented Jim Woodward, Executive Vice President and Chief Financial Officer. "We believe that this is a testament to our strong leadership and focus on operating efficiency.

         "Consistent with our longer term strategy, we continue to evaluate our capacity requirements. As we continue to improve manufacturing process efficiencies that by their very nature create additional capacity, we are implementing a program of production shutdowns through the first half of the fiscal year. Shutdowns allow us to maintain our trained and valued workforce while sharing the burden. Adjusting the schedule in this manner will enable us to schedule our production run rate to correlate more closely with customer orders. As we enter the weakest quarter of our fiscal year, we continue to focus our efforts to reduce order-to-delivery lead times and demand variability, both of which are important components of our manufacturing model. In the meantime, we continue to monitor expenses and exercise tight fiscal discipline."

OUTLOOK

         U.S. economic activity in the manufacturing sector declined in October for the second consecutive month, as the overall economy grew for the twelfth consecutive month. Low manufacturing capacity utilizations, weak corporate profits and continued economic uncertainty suggest that a full economic recovery in capital spending will take time to materialize. Terrorism and potential military action continue to add to economic uncertainty. The September data for non-residential construction spending remains negative and declined almost 17 percent from year-ago levels. Additionally, the U.S. economic climate continues to impact demand in other geographic regions, primarily in Europe. Several major global economies lack domestic momentum and are themselves waiting on a U.S.-led recovery to fuel demand.

         "With few positive signs of recovery on the horizon, we now expect full year sales to be similar to last year," noted Lasky. "Overall, we expect weaker aerial work platform sales offset by higher sales of telehandler products, service and support, and used equipment.

         "End-user demand for access equipment continues to be strong. Rental companies report that access equipment utilization rates are trending at seasonally normal levels, but with low rental rates due to the reduced level of non-residential construction. As we continue to position JLG for the eventual upturn in the industry, our key strategic initiatives are to improve operations, to capitalize on growth opportunities, and to manage for cash. We are continuing to focus on improving manufacturing margins by aggressive reductions in product cost to offset competitive pricing pressures.

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
JLG Industries, Inc. - page 6


         "As the first quarter results show, with our expanded product lines telehandlers offer a strong growth opportunity for JLG, both in North America and in Europe. And, as the average age of aerial equipment in rental fleets rises, so too does the opportunity for fleet refreshment. We will continue to look for opportunistic acquisitions to grow or complement our access products or to divest non-core JLG products.

          "JLG continues to be the global leader in the access industry. Innovation continues to fuel our growth, and as we introduce new products throughout the year, we will leverage our engineering expertise to permanently lower manufacturing costs and provide end-users with the tools of the trade they require to be successful. Additionally, should the economic recovery fail to materialize, we are developing contingency plans to address that eventuality. Meanwhile, we are committed to continue driving down our breakeven point by reducing fixed costs to further strengthen our leadership position."

CONFERENCE CALL

         The Company will host a conference call tomorrow, Friday, November 22, 2002 at 8:00 a.m. Eastern Time. The call can be accessed via JLG's website www.jlg.com, where it will be accompanied by a slide presentation, or by dialing
(800) 289-0468, access code 721611. International participants should dial (913) 981-5517. Please dial into the conference 10 minutes prior to the start. A recording of this conference call will be available through December 13, 2002 at
(888) 203-1112, access code 721611, or (719) 457-0820 for international callers.

ABOUT JLG

         JLG Industries, Inc. is the world's leading producer of mobile aerial work platforms and a leading producer of telehandlers and telescopic hydraulic excavators marketed under the JLG(R) and Gradall(R) trademarks. Sales are made principally to rental companies and distributors that rent and sell the Company's products to a diverse customer base, which include users in the industrial, commercial, institutional and construction markets. JLG's manufacturing facilities are located in the United States and Belgium, with sales and service locations on six continents. For more information, visit www.jlg.com.

         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: (i) general economic and market conditions, including political and economic uncertainty in areas of the world where we do business; (ii) varying and seasonal levels of demand for our products and services; (iii) limitations on customer access to credit for purchases; (iv) credit risks from our financing of customer purchases; (v) interest and foreign currency exchange rates; (vi) costs of raw materials and energy; and (vii) our ability to securitize or otherwise monetize assets, including customer finance receivables, as well as other risks as detailed in the Company's SEC reports, including the report on Form 10-K for the year ended July 31, 2002.


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

JLG Industries, Inc. - page 7


         Results before cumulative effect of change in accounting principle, AFS operations as if accounted for under the equity method, as well as our determinations of free cash flow and net debt are useful in analyzing operating performance, but should be used only in conjunction with financial performance reported in accordance with generally accepted accounting principles.

         The selected supplemental consolidated data depicting AFS operations as if accounted for under the equity method and submitted with our consolidated financial statements is presented for the sole purpose of facilitating the analysis of the results of our Equipment Operations and Financial Services businesses as included in the consolidated financial statements. These two operations are engaged in fundamentally different businesses and cannot be easily analyzed on a consolidated basis. Equipment Operations includes the operations of our Machinery and Equipment Services segments with Financial Services reflected on an equity basis. Access Financial Solutions consists of our financial services businesses.

                                 (Tables follow)

JLG Industries, Inc. - page 8


                              JLG INDUSTRIES, INC.

                 CONSOLIDATED SELECTED SUPPLEMENTAL INFORMATION
                                 (in thousands)
                                   (unaudited)

                                                                                Three Months Ended
                                                                                   October 31,
SEGMENT INFORMATION                                                           2002              2001
                                                                              ----              ----
External revenues:
   Machinery                                                               $ 124,546         $ 129,038
   Equipment Services                                                         31,371            23,467
   Access Financial Solutions                                                  4,570             3,657
                                                                           ---------         ---------
                                                                           $ 160,487         $ 156,162
                                                                           =========         =========
Segment profit (loss):
   Machinery                                                               $   4,979         $   3,021
   Equipment Services                                                          5,254             7,710
   Access Financial Solutions                                                  1,098             1,420
   General corporate expenses                                                 (5,736)           (6,300)
                                                                           ---------         ---------
                                                                           $   5,595         $   5,851
                                                                           =========         =========
PRODUCT GROUP REVENUES
   Aerial work platforms                                                   $  91,313         $ 102,367
   Telehandlers                                                               27,602            14,104
   Excavators                                                                  5,631            12,567
   After-sales service and support, including parts sales, and used
     and reconditioned equipment sales                                        29,842            21,168
   Financial products                                                          4,390             3,149
   Rentals                                                                     1,709             2,807
                                                                           ---------         ---------
                                                                           $ 160,487         $ 156,162
                                                                           =========         =========
GEOGRAPHIC REVENUES
   United States                                                           $ 117,350         $ 107,422
   Europe                                                                     31,248            39,086
   Other international                                                        11,889             9,654
                                                                           ---------         ---------
                                                                           $ 160,487         $ 156,162
                                                                           =========         =========
FREE CASH FLOW
   Cash flow from net income plus non-cash charges                         $  10,011         $   7,954
   Accounts receivable (1)                                                    27,274            43,434
   Inventory                                                                 (12,266)            6,612
   Finance receivables (2)                                                   (31,735)            3,468
   Accounts payable                                                          (33,010)            6,832
   Other assets and liabilities                                              (13,284)           (8,693)
   Purchases of PP&E                                                          (1,650)           (3,293)
   Proceeds from sale of PP&E                                                      3               111
   Purchases of equipment held for rental                                     (3,624)          (10,402)
   Proceeds from sales of equipment held for rental                            2,505             2,513
   Other (1)                                                                   1,404             8,016
                                                                           ---------         ---------
   Free cash flow                                                          $ (54,372)        $  56,552
                                                                           =========         =========


     (1) Includes changes in accounts receivable securitization and other off-balance sheet debt.

     (2) Excludes pledged receivable monetization.

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
JLG Industries, Inc. - page 9


                              JLG INDUSTRIES, INC.
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (in thousands, except per share data)
                                   (unaudited)

                                                                 Three Months Ended
                                                                      October 31,
                                                                2002              2001
                                                                ----              ----
Revenues
  Net sales                                                  $ 154,388         $ 150,206
  Financial products                                             4,390             3,149
  Rentals                                                        1,709             2,807
                                                             ---------         ---------
                                                               160,487           156,162

Cost of sales                                                  131,371           126,102
                                                             ---------         ---------

Gross profit                                                    29,116            30,060

Selling and administrative expenses                             17,485            19,105
Product development expenses                                     3,901             4,003
                                                             ---------         ---------
Income from operations                                           7,730             6,952
Interest expense                                                (5,504)           (4,338)
Miscellaneous, net                                              (1,742)              917
                                                             ---------         ---------
Income before taxes and cumulative effect of
  change in accounting principle                                   484             3,531
Income tax provision                                               155             1,165
                                                             ---------         ---------
Income before cumulative effect of change in
  accounting principle                                             329             2,366
Cumulative effect of change in accounting
  principle                                                         --          (114,470)
                                                             ---------         ---------
Net income (loss)                                            $     329         $(112,104)
                                                             =========         =========
Earnings (loss) per common share:
Earnings per common share before cumulative
  effect of change in accounting principle                   $     .01         $     .06
Cumulative effect of change in accounting
  principle                                                         --             (2.74)
                                                             ---------         ---------
Earnings (loss) per common share                             $     .01         $   (2.68)
                                                             =========         =========
Earnings (loss) per common share - assuming dilution:
Earnings per common share before
  cumulative effect of change in accounting
  principle                                                  $     .01         $     .06
Cumulative effect of change in accounting
  principle                                                         --             (2.70)
                                                             ---------         ---------
Earnings (loss) per common share - assuming
  dilution                                                   $     .01         $   (2.64)
                                                             =========         =========

Cash dividends per share                                     $    .005         $     .01
                                                             =========         =========

Weighted average shares outstanding                             42,541            41,814
                                                             =========         =========
Weighted average shares outstanding -
  assuming dilution                                             42,853            42,413
                                                             =========         =========


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
JLG Industries, Inc. - page 10


                              JLG INDUSTRIES, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                      (in thousands, except per share data)

                                                              October 31,        July 31,
                                                                 2002              2002
                                                              ----------         ---------
ASSETS                                                        (unaudited)
Current assets
   Cash and cash equivalents                                   $  10,181         $   6,205
   Accounts receivable, net                                      200,329           227,809
   Finance receivables, net                                       18,276            27,529
   Pledged finance receivables                                    35,391            34,985
   Inventories                                                   178,016           165,536
   Other current assets                                           31,675            31,042
                                                               ---------         ---------
      Total current assets                                       473,868           493,106
Property, plant and equipment                                     82,057            84,370
Equipment held for rental                                         21,552            20,979
Finance receivables, less current portion                         81,490            45,412
Pledged finance receivables, less current portion                 51,309            53,703
Goodwill                                                          28,791            28,791
Other assets                                                      55,870            51,880
                                                               ---------         ---------
                                                               $ 794,937         $ 778,241
                                                               =========         =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Short-term debt                                             $  25,375         $  14,427
   Current portion of limited recourse debt                       33,862            34,850
   Accounts payable                                               96,283           129,317
   Accrued expenses                                               74,755            83,309
                                                               ---------         ---------
      Total current liabilities                                  230,275           261,903
Long-term debt, less current portion                             228,563           177,331
Limited recourse debt, less current portion                       49,326            52,721
Accrued post-retirement benefits                                  25,411            24,989
Other long-term liabilities                                       11,150            10,807
Provisions for contingencies                                      14,315            14,448
Shareholders' equity
   Capital stock:
      Authorized shares:  100,000 at $.20 par value
      Outstanding shares:  2003 - 42,971; 2002 - 42,728            8,594             8,546
      Additional paid-in capital                                  20,594            18,846
   Retained earnings                                             217,072           216,957
   Unearned compensation                                          (3,157)           (1,649)
   Accumulated other comprehensive income                         (7,206)           (6,658)
                                                               ---------         ---------
      Total shareholders' equity                                 235,897           236,042
                                                               ---------         ---------
                                                               $ 794,937         $ 778,241
                                                               =========         =========

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
JLG Industries, Inc. - page 11


                              JLG INDUSTRIES, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                          Three Months Ended
                                                                              October 31,
                                                                        2002               2001
                                                                        ----               ----
OPERATIONS
   Net income (loss)                                                  $     329         $(112,104)
   Adjustments to reconcile net income to
   cash flow from operating activities:
     Loss (gain) on sale of property, plant and equipment                     3               (18)
     Gain on sale of equipment held for rental                             (697)           (1,409)
     Non-cash charges and credits:
       Cumulative effect of change in accounting principle                   --           114,470
       Depreciation and amortization                                      5,268             5,096
       Other                                                              2,599             1,871
     Changes in selected working capital items:
       Accounts receivable (1)                                           27,274            38,634
       Inventories                                                      (12,266)            6,612
       Accounts payable                                                 (33,010)            6,832
       Other operating assets and liabilities                            (9,692)           (7,583)
     Changes in finance receivables                                     (27,352)            3,468
     Changes in pledged finance receivables                              (2,395)               --
     Changes in other assets and liabilities                             (3,592)           (1,110)
                                                                      ---------         ---------
   Cash flow from operating activities                                  (53,531)           54,759
INVESTMENTS
   Purchases of property, plant and equipment                            (1,650)           (3,293)
   Proceeds from sale of property, plant and equipment                        3               111
   Purchases of equipment held for rental                                (3,624)          (10,402)
   Proceeds from sale of equipment held for rental                        2,505             2,513
   Other                                                                    (57)               --
                                                                      ---------         ---------
   Cash flow from investing activities                                   (2,823)          (11,071)
FINANCING
   Net increase (decrease) in short-term debt                            11,024           (20,374)
   Issuance of long-term debt                                            93,000           110,000
   Repayment of long-term debt                                          (43,202)         (133,578)
   Payment of dividends                                                    (214)             (421)
   Exercise of stock options and issuance of restricted awards              275               249
                                                                      ---------         ---------
   Cash flow from financing activities                                   60,883           (44,124)
CURRENCY ADJUSTMENTS
   Effect of exchange rate changes on cash                                 (553)              391
                                                                      ---------         ---------
CASH
   Net change in cash and cash equivalents                                3,976               (45)
   Beginning balance                                                      6,205             9,254
                                                                      ---------         ---------
   Ending balance                                                     $  10,181         $   9,209
                                                                      =========         =========

(1) Net of change in accounts receivable securitization of $0 for the period ended October 31, 2002 and $4,800 for the period ended October 31, 2001.

                                     (more)

JLG Industries, Inc. - page 12


                              JLG INDUSTRIES, INC.
                        SELECTED SUPPLEMENTAL INFORMATION
                         CONDENSED STATEMENTS OF INCOME
    EQUIPMENT OPERATIONS WITH ACCESS FINANCIAL SOLUTIONS ON THE EQUITY BASIS
                                 (in thousands)
                                   (unaudited)

                                                              Three Months Ended
                                                                  October 31,
                                                             2002              2001
                                                             ----              ----
Revenues
  Net sales                                                $ 154,388         $ 150,206
  Rentals                                                      1,529             2,299
                                                           ---------         ---------
                                                             155,917           152,505
Cost of sales                                                131,194           125,839
                                                           ---------         ---------
Gross profit                                                  24,723            26,666
Selling and administrative expenses                           16,324            18,232
Product development expenses                                   3,901             4,003
                                                           ---------         ---------
Income from operations                                         4,498             4,431
Interest expense                                              (3,370)           (3,237)
Miscellaneous, net                                            (1,742)              917
                                                           ---------         ---------
(Loss) income before taxes and cumulative effect of
  change in accounting principle                                (614)            2,111
Income tax provision                                             196              (696)
Equity in income of Access Financial Solutions                   747               951
                                                           ---------         ---------
Income before cumulative effect of change in
  accounting principle                                           329             2,366
Cumulative effect of change in accounting principle               --          (114,470)
                                                           ---------         ---------

Net income (loss)                                          $     329         $(112,104)
                                                           =========         =========



                              JLG INDUSTRIES, INC.
                         CONDENSED STATEMENTS OF INCOME
                           ACCESS FINANCIAL SOLUTIONS
                                 (in thousands)
                                   (unaudited)

                                            Three Months Ended
                                                October 31,
                                            2002          2001
                                            ----          ----
Revenues
  Financial products                       $4,390        $3,149
  Rentals                                     180           508
                                           ------        ------
                                            4,570         3,657
Operating expenses
  Administrative and other expenses         1,338         1,136
  Interest expense                          2,134         1,101
                                           ------        ------
Total operating expenses                    3,472         2,237
                                           ------        ------
Income from operations                      1,098         1,420
Income tax provision                          351           469
                                           ------        ------
Net income                                 $  747        $  951
                                           ======        ======

                                     (more)

JLG Industries, Inc. - page 13


                              JLG INDUSTRIES, INC.
                        SELECTED SUPPLEMENTAL INFORMATION
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                                     Equipment Operations with Access
                                                        Financial Solutions on the
                                                               Equity Basis             Access Financial Solutions
                                                     --------------------------------   --------------------------
                                                        October 31,      July 31,       October 31,      July 31,
                                                           2002            2002            2002            2002
                                                           ----            ----            ----            ----
ASSETS
Current assets
   Cash and cash equivalents                             $ 10,181        $  6,205        $     --          $   --
   Accounts receivable, net                               173,166         204,779          27,163          23,030
   Finance receivables, net                                    --              --          18,276          27,529
   Pledged finance receivables                                 --              --          35,391          34,985
   Inventories                                            178,016         165,536              --              --
   Other current assets                                    31,675          31,042              --              --
                                                         --------        --------        --------        --------
      Total current assets                                393,038         407,562          80,830          85,544
Property, plant and equipment                              82,052          84,354               5              16
Finance receivables, less current portion                      --              --          81,490          45,412
Pledged finance receivables, less current portion              --              --          51,309          53,703
Goodwill                                                   28,791          28,791              --              --
Investment in Access Financial Solutions                   34,150          33,403              --              --
Receivable from Access Financial Solutions                 97,698          64,106              --              --
Other assets                                               74,232          70,381           3,190           2,478
                                                         --------        --------        --------        --------
                                                         $709,961        $688,597        $216,824        $187,153
                                                         ========        ========        ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Short-term debt                                       $ 25,375        $ 14,427        $     --          $   --
   Current portion of limited recourse debt                    --              --          33,862          34,850
   Accounts payable                                        96,283         129,317              --              --
   Accrued expenses                                        72,967          81,236           1,788           2,073
                                                         --------        --------        --------        --------
      Total current liabilities                           194,625         224,980          35,650          36,923
Long-term debt, less current portion                      228,563         177,331              --              --
Limited recourse debt, less current portion                    --              --          49,326          52,721
Accrued post-retirement benefits                           25,411          24,989              --              --
Other long-term liabilities                                11,150          10,807              --              --
Provisions for contingencies                               14,315          14,448              --              --
Payable to JLG Industries, Inc.                                --              --          97,698          64,106
Shareholders' equity                                      235,897         236,042          34,150          33,403
                                                         --------        --------        --------        --------
                                                         $709,961        $688,597        $216,824        $187,153
                                                         ========        ========        ========        ========

                                     (more)

JLG Industries, Inc. - page 14


                              JLG INDUSTRIES, INC.
                        SELECTED SUPPLEMENTAL INFORMATION
                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)


                                            Equipment Operations with Access
                                               Financial Solutions on the
                                                      Equity Basis               Access Financial Solutions
                                            --------------------------------     --------------------------
                                                   Three Months Ended               Three Months Ended
                                                      October 31,                       October 31,
                                                  2002            2001             2002             2001
                                                  ----            ----             ----             ----
Cash flow from operating activities            $(19,201)        $ 57,291         $(33,583)        $ (1,581)

Cash flow from investing activities              (3,561)         (10,779)              (9)          (1,243)

Cash flow from financing activities              27,291          (46,948)          33,592            2,824

Effect of exchange rate changes on cash            (553)             391               --               --
                                               --------         --------         --------         --------

Net change in cash and cash equivalents           3,976              (45)              --               --
Beginning balance                                 6,205            9,254               --               --
                                               --------         --------         --------         --------
Ending balance                                 $ 10,181         $  9,209         $     --           $   --
                                               ========         ========         ========         ========


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